                       CONSENT OF INDEPENDENT ACCOUNTANTS

                              --------------------

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Northstar Advantage Strategic Income Fund on Form N-1A of our report dated February 15, 1996 on our audit of the financial statements and financial highlights of Northstar Advantage Strategic Income Fund which report is included in its Annual Report to Shareholders which is also incorporated by reference in this Post-Effective amendment to the Registration Statement. We also consent to the references to our Firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the captions "Independent Accountants" and "Financial Statements."



                                                  COOPERS & LYBRAND L.L.P.






New York, New York
February 26, 1996